EXHIBIT 99.1

CorEnergy Prices Offering of Common Stock

FOR IMMEDIATE RELEASE

LEAWOOD, Kan. – January 15, 2014 – CorEnergy Infrastructure Trust, Inc. (“CorEnergy”) (NYSE: CORR) today announced the pricing of its previously announced underwritten public offering. CorEnergy has agreed to sell 6,500,000 shares of its common stock at a purchase price of $6.50 per share. The gross proceeds of the offering are expected to be $42,250,000, before underwriting discounts and other estimated offering expenses. CorEnergy has granted the underwriters a 30-day option to purchase up to an aggregate of 975,000 additional shares of common stock. The offering is expected to close on or about January 21, 2014, subject to customary closing conditions.

CorEnergy intends to use the net proceeds from the offering for the previously announced anticipated acquisition of a petroleum products terminal located in Portland, Oregon.

BofA Merrill Lynch is acting as the sole book running manager for the offering. KeyBanc Capital Markets and Stifel Nicolaus Weisel are acting as co-managers for the offering.

The shares of common stock are being offered pursuant to an effective shelf registration statement that the Company previously filed with the U.S. Securities and Exchange Commission under the name Tortoise Capital Resources Corp.

Electronic copies of the preliminary prospectus supplement and accompanying base prospectus are available from the SEC website at www.sec.gov.

Hard copies of the preliminary prospectus supplement and base prospectus related to the offering can be obtained from: BofA Merrill Lynch, 222 Broadway, New York, NY 10038 Attn: Prospectus Department or email dg.prospectus_requests@baml.com.

Safe Harbor Statement
This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Forward-Looking Statements
This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy’s reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

Contact Information:
Katheryn Mueller, Investor Relations, 877-699-CORR (2677), info@corridortrust.com

4200 W. 115th Street Suite 210 Leawood, KS  66211/Main: 913-387-2790/ Fax: 913-387-2791/corridortrust.com